UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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STEWARDSHIP FINANCIAL CORPORATION
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Stewardship Financial Corporation
630 Godwin Avenue
Midland Park, New Jersey  07432-1405

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TUESDAY,  MAY 8, 2007

To Our Shareholders:

The Annual Meeting of Shareholders of Stewardship Financial Corporation (the “Corporation”) will be held at the Christian Health Care Center, Wyckoff, New Jersey, (use the Mountain Avenue entrance) on May 8, 2007, at 7:00 P.M. for the following purposes:

1.	To elect the four (4) directors named in the attached Proxy Statement for three year terms.

2.	To ratify the appointment of Crowe Chizek and Company LLC as the Corporation’s independent auditors for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 26, 2007 are entitled to notice of, and to vote at, the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, it is requested that the enclosed proxy be executed and returned to our transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, in the envelope provided.

By Order of the Board of Directors

/s/ Robert J. Turner

Robert J. Turner
Corporate Secretary

April 6, 2007

Stewardship Financial Corporation
630 Godwin Avenue
Midland Park, New Jersey  07432-1405

______________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 8, 2007
______________________________

This Proxy Statement is being furnished to shareholders of Stewardship Financial Corporation (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at the Annual Meeting of Shareholders and at any adjournment of the meeting.  You are cordially invited to attend the Annual Meeting that will be held at the Christian Health Care Center, Wyckoff, New Jersey, (use the Mountain Avenue entrance) on Tuesday, May 8, 2007 at 7:00 P.M.  The Annual Report to shareholders, including consolidated financial statements for the fiscal year ended December 31, 2006, and a proxy card accompany this Proxy Statement, which is first being mailed to shareholders on or about April 6, 2007.

Voting of Securities

The securities which may be voted at the Annual Meeting consist of shares of common stock, no par value, of the Corporation (“Common Stock”) with each share entitling its owner to one vote on each matter properly brought before the Annual Meeting.

The close of business on March 26, 2007, has been fixed by the Board of Directors as the record date for the determination of shareholders of record entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.  The total number of shares of Common Stock outstanding on the record date was 5,019,729 shares.

Regardless of the number of shares of Common Stock you own, it is important that you vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope.  Proxies solicited by the Board of Directors of the Corporation will be voted in accordance with the direction given therein.  Where no instructions are indicated, signed proxy cards will be voted “FOR” the election of each of the nominees for director named in the Proxy Statement and “FOR” the ratification of Crowe Chizek and Company LLC as the Corporation’s independent auditors for the fiscal year ending December 31, 2007.  Should any other matters be properly presented at the Annual Meeting for consideration, such as consideration of a motion to adjourn the meeting to another time, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  Other than the matters set forth in the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that may be presented for consideration at the Annual Meeting.

A proxy may be revoked at any time prior to its exercise by sending a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016.  In addition, a proxy filed prior to the Annual Meeting may be revoked by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.  If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  In the event that there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Required Vote

There is no cumulative voting in the election of directors.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for one or more of the nominees is withheld.  Thus, a nominee for director may be elected even if the nominee receives votes from holders of less than a majority of shares represented at the meeting.

Cost of Proxy Solicitation

The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation.  Directors, officers and other employees of the Corporation may solicit proxies on behalf of the Corporation in person or by telephone, e-mail, facsimile or other electronic means.  These directors, officers and employees will not receive additional compensation for such services.  The Corporation will reimburse the reasonable expenses of brokerage firms and other custodians and nominees for sending proxy materials to, and obtaining proxies from, beneficial owners.

PROPOSAL 1 -- ELECTION OF DIRECTORS

The Corporation’s Certificate of Incorporation and its bylaws authorize a minimum of five and a maximum of fifteen directors, but the exact number is fixed by resolution of the Board of Directors.  The Board has fixed the current number of directors at eleven.  The Board has been divided into three classes.  One class is elected each year to serve a term of three years.  Directors elected at this Annual Meeting will be elected to serve for a term of three years through May 2010, or until their successors are duly elected and qualified.

Each nominee has indicated to the Corporation that he or she will serve if elected.  The Corporation has no reason to believe that any of the nominees will be unable to stand for election.  Unless authority to vote for any of the nominees is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.  If, for any reason, any of the nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board of Directors.

The Board of Directors recommends that you vote “FOR” the election of the nominees named in this Proxy Statement.

Directors and Nominees for Director

The following sets forth the names of our nominees for director and directors continuing to serve on our Board following the Annual Meeting; their ages; a brief description of their recent business experience, including present occupations; the year in which each became a director of the Corporation and our wholly-owned subsidiary, Atlantic Stewardship Bank (the “Bank”); and the names of any public companies for which they serve on the board of directors.

Nominees for Director for Terms Expiring in 2010

Harold Dyer, age 79, has been a director of the Corporation since 1997.  Mr. Dyer has been a director of the Bank since 1985.  From 1957 to 1981, Mr. Dyer was president of White Laundry, Inc., a laundry service company.  Mr. Dyer is currently retired.

Abe Van Wingerden, age 70, has been a director of the Corporation and the Bank since 2001.  Mr. Van Wingerden has been Vice Chairman of the Board for the Corporation and the Bank since 2005.  Since 1985, Mr. Van Wingerden has been the president of Abe Van Wingerden Company, Inc. T/A Van Wingerden Farms, a retailer of garden equipment and supplies.

Michael Westra, age 41, has been a director of the Corporation and the Bank since 2005.  Since 1991, Mr. Westra has been General Manager of Wayne Tile Company, an importer of tile and stone, providing wholesale and retail sales.

Howard Yeaton, age 52, has been a director of the Corporation and the Bank since 2005.  Since 2003, Mr. Yeaton has been Managing Principal of Financial Consulting Strategies, LLC, a firm providing strategic financial advice and services to emerging companies.  Mr. Yeaton served as Vice President, Planning and Financial Services, for Konica Photo USA, Inc. from 1985 through 2003.

Information With Respect to the Directors With Terms Expiring in 2009

Robert J. Turner, age 67, has been a director of the Corporation since 1997.  Mr. Turner has been a director of the Bank since 1985.  From 1966 to 2002, Mr. Turner was the president of The Turner Group, an insurance brokerage company.  Mr. Turner is currently retired.

William J. Vander Eems, age 57, has been a director of the Corporation since 1997.  Mr. Vander Eems has been a director of the Bank since 1991.  Since 1973, Mr. Vander Eems has been the president of William Van Der Eems, Inc., a general contracting company.

Paul Van Ostenbridge, age 54, has been a director of the Corporation since 1997 and has served as President and Chief Executive Officer of the Corporation since 1997.  Mr. Van Ostenbridge has been a director of the Bank since 1985 and has served as its president and chief executive officer since 1985.

Information With Respect to the Nominees With Terms Expiring in 2008

William C. Hanse, age 72, has been a director of the Corporation since 1997.  Mr. Hanse has been a director of the Bank since 1985.  Mr. Hanse was appointed Chairman of the Board of both the Corporation and the Bank with the retirement of Mr. Leegwater, in November 2006.  Since 1990, Mr. Hanse has been a partner of the law firm Hanse & Hanse.

Margo Lane, age 56, has been a director of the Corporation since 1997.  Ms. Lane has been a director of the Bank since 1994.  Since 2003, Ms. Lane has been the sales and marketing coordinator of PBI-Dansensor America Inc., a company that sells and services equipment for industrial instrumentation and process control.  From 1976 to 2002, Ms. Lane served as the corporate communications manager of Garden State Paper Company, LLC, a newsprint manufacturing company.

Arie Leegwater, age 73, has been a director of the Corporation since 1997.  He served as Chairman of the Board beginning in 1997.  Mr. Leegwater has been a director of the Bank since 1985.  He served as Chairman of the Board of the Bank beginning in 1994.  Mr Leegwater resigned as Chairman of the Corporation and the Bank in November 2006.  Since 1988, Mr. Leegwater has been the owner of Arie Leegwater Associates LLC, a general contracting company.  Since 2002, Arie Leegwater has been a partner in ARIEANJE  LLC, a company engaged in owning and renting real estate.  Since 1993, Mr. Leegwater has been an arbitrator with the American Arbitration Association.

John L. Steen, age 69, has been a director of the Corporation since 1997.  Mr. Steen has been a director of the Bank since 1985.  Since 1972, Mr. Steen has been the president of Steen Sales, Inc., a textile company.  Since 1972, Mr. Steen has been president of Dutch Valley Throwing Co., a textile company.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Crowe Chizek and Company LLC as its independent registered public accounting firm for the Corporation for 2007.  Although the appointment of auditors is not required to be submitted to a vote of shareholders, the Board of Directors believes that it is appropriate as a matter of policy to request the shareholders ratify the appointment.  If the shareholders should not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and the Board of Directors will reconsider the appointment.  It is expected that a representative of Crowe Chizek and Company LLC will be present at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

The affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation present in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification and approval of the appointment of the auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Crowe Chizek and Company LLC as the Corporation’s independent auditors for the fiscal year ending December 31, 2007.

CORPORATE GOVERNANCE

Committees of the Board of Directors

During 2006, the Board of Directors had a standing Audit Committee, Nominating Committee, and Compensation Committee.  The charters of the Audit Committee, Nominating Committee and Compensation Committee, as approved by the Board of Directors, can be found on our website at www.asbnow.com, in the “Investor Relations” section of the website, under the subsection titled “Governance Documents”.

Audit Committee

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.  The Board has adopted a written charter setting out the functions of the Audit Committee.  The audit functions of the Audit Committee are to: (i) monitor the integrity of the Corporation’s financial reporting process and systems of internal controls; (ii) select, evaluate and provide oversight of the auditors to include the monitoring of the independence and performance of the Corporation’s independent external audit and internal audit functions; (iii) provide oversight of the annual audit and quarterly reviews; and (iv) encourage the adherence to, and continuous improvement of, the Corporation’s policies, procedures and practices at all levels.  The Audit Committee also reviews and evaluates the recommendations of the independent certified public accountant, receives all reports of examination of the Corporation and the Bank by regulatory agencies, analyzes such regulatory reports, and informs the Board of the results of their analysis of the regulatory reports.  In addition, the Audit Committee receives reports directly from the Corporation’s internal auditors and recommends any action to be taken in connection therewith.

In 2006, the audit committee consisted of Directors Dyer (Chairman), Steen, Westra, and Yeaton.  The Board of Directors has determined that all four members of the Audit Committee satisfy the independence and financial literacy requirements of the NASDAQ Stock Exchange (“NASDAQ”) and that Directors Westra and Yeaton, both of whom are independent, qualify as audit committee financial experts as defined in the applicable Securities and Exchange Commission (“SEC”) rules.

Nominating Committee

The Nominating Committee is appointed by the Board of Directors to identify and recommend to the Board individuals qualified to serve as directors of the Corporation and to advise the Board with respect to the Board composition and nominating procedures.  In 2006, the Nominating Committee consisted of directors Steen (Chairman), Hanse, Leegwater and Vander Eems.

The Nominating Committee has adopted a procedure to consider recommendations for directorships submitted by shareholders holding at least 20% of our outstanding shares for a period of at least four years.  Shareholders meeting these requirements, who wish the Nominating Committee to consider their recommendations for nominees for the position of director, should submit their recommendations in writing in care of the Secretary of the Corporation, Robert J. Turner, Stewardship Financial Corporation, 630 Godwin Avenue, Midland Park, New Jersey 07432.  Recommendations by shareholders meeting the share ownership requirements and that are made in accordance with these procedures will receive the same consideration given to nominees of the Nominating Committee.

In its assessment of each potential candidate, the Nominating Committee will review the nominee’s judgment, experience, independence, understanding of the Corporation’s or other related industries and such other factors the Nominating Committee determines are pertinent in light of the current needs of the Board.  The Nominating Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third party firm.  The Corporation has not hired a third party firm to complete this function.  In identifying and considering candidates for nomination to the Board of Directors, the Nominating Committee considers, in addition to the requirements set out in the Nominating Committee’s charter, quality of experience, the needs of the Corporation and the range of talent and experience represented on the Board.  The current nominees for director were recommended for nomination by non-management directors of the Corporation.

Compensation Committee

The Compensation Committee is appointed by the Board of Directors to oversee the Corporation’s and the Bank’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; and to produce a Committee report on executive compensation as required by the SEC to be included in the Corporation’s annual proxy statement.  In 2006, the Compensation Committee consisted of directors Turner (Chairman), Lane, Leegwater, and Van Wingerden.

Independence of Directors

The Board of Directors has adopted standards for director independence, which incorporate the definition of “independent” contained in the NASDAQ Stock Market listing rules.  Based on the information furnished by the directors, the Board has affirmatively determined that all of the directors, with the exception of Director Van Ostenbridge (who is a full-time member of the Corporation, serving as our President and Chief Executive Officer), currently meet the definition of “independent”.  All of the members of the Board’s Audit Committee, Compensation Committee and Nominating Committee are independent directors.

Board and Committee Meetings

The Board of Directors meets on a regularly scheduled basis each month to review significant developments, financial, investment, and lending performance and to act on those matters that require Board approval.  It holds special meetings as circumstances require.  Independent directors hold executive session meetings on a quarterly basis.  The Board of Directors of the Corporation held 12 board meetings during 2006.  In addition, the Board held 3 meetings to provide for director development and supplemental discussions in areas such as compliance, annual budgeting process and strategic planning.  The Audit Committee, Nominating Committee, and Compensation Committee met twelve, four, and six times, respectively, during 2006.  All of the directors of the Corporation attended at least 75% of the total number of Board meetings held during 2006.  In addition, each director who is a member of a committee of the Board of Directors attended at least 75% of the meetings for each committee of which he is a member.  Each director of the Corporation is also a director of the Bank.  The committees of the Corporation and the Bank generally appoint their respective members and chairman for each fiscal year during a Board meeting held in the second quarter of that year.

The Corporation expects the Directors to attend the Annual Meeting of Shareholders.  The Directors who attended the 2006 Annual Meeting were Dyer, Hanse, Lane, Leegwater, Steen, Turner, Vander Eems, Van Ostenbridge, Van Wingerden, Westra, and Yeaton.

Communications with the Board of Directors

Shareholders are invited to contact the Directors by writing to the Secretary of the Corporation, Robert J. Turner, at 630 Godwin Avenue, Midland Park, New Jersey  07432.  These communications are not screened.

Compensation Committee Interlocks and Insider Participation

During 2006, no executive officer of the Corporation (i) served as a member of the Compensation Committee of the Corporation of another entity, one of whose executive officers served on the  Compensation Committee of the Corporation, (ii) served as a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) was a member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Corporation.

Compensation of Directors

Cash Compensation.  Directors of the Corporation and the Bank, other than full-time employees of the Corporation and the Bank, receive fees of $1,900 per Board meeting attended, with the exception of the chairman who receives $2,900 per meeting attended.  Directors of the Corporation and the Bank, other than full-time employees of the Corporation and the Bank, also receive a fee of $300 per committee meeting attended.

Stock-based Compensation.  The Corporation maintains the Stewardship Financial Corporation 2001 Stock Option Plan for Non-Employee Directors (the “2001 Non-Employee Plan”).  The maximum number of shares of Common Stock subject to stock options granted under the 2001 Non-Employee Plan is 160,811 as adjusted for stock dividends and splits.  As of March 27, 2007, 125,968 options to purchase shares of Common Stock have been granted under the 2001 Non-Employee Plan, of which 117,923 options have been exercised.  The plan expires on May 9, 2011.  No additional shares can be granted under this plan.

On May 9, 2006, the shareholders approved the Stewardship Financial Corporation 2006 Stock Option Plan for Non-Employee Directors (the “2006 Non-Employee Plan”).  The 2006 Non-Employee Plan allows for the exercise of options to purchase shares of common stock to be issued to Non-Employee Directors of the Corporation.  The Plan reserved 63,000 shares of common stock for issuance.  Options are exercisable 20% each year for five years.  Options expire the earlier of the sixth anniversary of the date of the grant or May 15, 2012.  Options to purchase 5,250 shares were granted on June 30, 2006 to each Non-Employee Director.  In accordance with the terms of the 2006 Non-Employee Plan, these options were granted at 100% of the closing market price on the day preceding the date of the grant.

Director Compensation

The following table sets forth the information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors during 2006.

Name	Fees Earned or Paid in Cash ($) (a)	Option Awards ($)(b)	Total ($)	Option Awards Outstanding at Fiscal Year End
Harold Dyer	33,400	4,500	37,900	5,250
William C. Hanse	30,500	4,500	35,000	5,250
Margo Lane	28,600	4,500	33,100	5,250
Arie Leegwater	46,800	4,500	51,300	5,250
John L. Steen	28,000	4,500	32,500	5,250
Robert J. Turner	25,900	4,500	30,400	5,250
William J. Vander Eems	31,600	4,500	36,100	5,250
Abe Van Wingerden	30,400	4,500	34,900	5,250
Michael Westra	28,900	7,700	36,600	7,930
Howard R. Yeaton	28,600	7,700	36,300	7,930

(a)	Fees earned or paid in cash includes all fees paid for monthly board meetings, special meetings and all committee fees paid or earned during 2006.
(b)
The values shown represent the compensation of stock option awards recognized for financial statement purposes pursuant to SFAS No. 123(R).  The grant date fair value for each of the option awards made to our Non-Employee Directors was $4.55.  For information on the valuation assumptions refer to Footnote 13 Stock-based Compensation in the 2006 Annual Report.  Total aggregate fair value of options awarded to each director was $23,888.  The option expense for Mr. Yeaton and Mr. Westra differs due to options granted to them in 2005 under the 2001 Stock Option Plan for Non-Employee Directors.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the compensation awarded to, earned by, or paid to our principal executive officer, our principal accounting officer and our 3 other most highly-compensated executive officers in 2006.  We refer to these five persons throughout as the “Named Executive Officers” for SEC reporting purposes.  Our discussion focuses on compensation and employment practices relating to our most recently completed fiscal year.

The Role of the Compensation Committee

The Compensation Committee of the Board is charged with the responsibility to annually review the goals and objectives of the Corporation’s executive compensation plans and to annually review and determine the compensation of the Chief Executive Officer, all senior executive officers and all directors.   The Committee reviews at least annually the goals and objectives of the Corporation’s general compensation plans and other employee benefit plans including incentive compensation and equity-based plans.

Compensation Objectives

The general compensation philosophy is to provide an overall opportunity that is sufficient to attract, motivate and retain employees of outstanding ability and potential.  Our compensation program is based on compensation being driven by the Corporation’s and the employee’s performance.  Compensation should be aligned with the interests of our shareholders.

Setting Executive Compensation

Based on the compensation objectives, the Committee assesses the compensation opportunity provided to senior executive officers based on the individual’s performance and overall performance of the Corporation.  In making compensation decisions, the Committee relies on published compensation survey data from several organizations that conduct compensation surveys of financial services organizations.

The Committee also receives recommendations from the Chief Executive Officer (the “CEO”) regarding compensation for the senior executive officers.  The Committee considers, but is not bound to accept, the CEO’s recommendations with respect to executive compensation.  The Committee uses the recommendations as a component of its overall assessment of executive performance before making any final decisions regarding adjustments to compensation for individual executives.  Recommendations for compensation for the Chief Executive Officer are presented to the Committee by the Human Resource Director along with compensation survey data.  The Committee presents all compensation increases for the CEO to the non-management Board members for approval.  Recommendations for officers other than Senior Executive Officers are made by department managers and are approved by the CEO.

Executive Compensation Components

The Bank’s policy is to compensate its executives fairly and adequately for the responsibility assumed by them for the success and direction of the Bank, the effort expended in discharging that responsibility and the results achieved directly or indirectly from each executive’s performance.  “Fair and adequate compensation” is established after careful review of: (i) the Bank’s earnings; (ii) the Bank’s performance as compared to other companies of similar size and market area; and (iii) a comparison of what the market demands for compensation of similarly situated and experienced executives.

Total compensation takes into consideration a mix of base salary, bonus, perquisites and stock options.  The particular mix is established in order to competitively attract competent professionals, retain those professionals and reward extraordinary achievement.  The Board of Directors also considers net income for the year and earnings per share of the Corporation and the Bank before finalizing officer compensation increases for the coming year.

Based upon its current levels of compensation, the Bank is not affected by the provisions of the Internal Revenue Code that limit the deductibility to a corporation of compensation in excess of $1,000,000 paid to certain executive officers.  Thus, the Bank has no policy regarding that subject.

Base Salary. The Board of Directors of the Bank bears the responsibility for establishing base salary.  Salary is minimum compensation for any particular position and is not tied to any performance formula or standard.  However, that is not to say that poor performance will not result in termination.  Acceptable performance is expected of all executive officers as a minimum standard.  To establish salary, the following criteria are used: (i) position description; (ii) direct responsibility assumed; (iii) comparative studies of peer group compensation (special weight is given to local factors as opposed to national averages); (iv) earnings performance of the Bank resulting in availability of funds; and (v) competitive level of salary to be maintained to attract and retain qualified and experienced executives.

Annual Incentive Compensation.  The Compensation Committee recommended to the Board and the Board of Directors approved the Atlantic Stewardship Bank Executive Incentive Compensation Plan. (“Executive Comp Plan”)  In effect since 1997, the Executive Comp Plan is designed to focus management on the achievement of goals considered essential for success and achievement of strategic objectives of the organization, promote success and enhance value of the Corporation, and motivate, attract and retain top quality high performing key executives.    In 2003, the Committee approved the Relationship Managers Incentive Plan which provides lending officers with semiannual cash bonuses based on  achieving department and individual goals designed to improve lending relationships, cross sell products, and encourage customer call programs.  The Committee believes that these programs motivate executive officers to concentrate on improving the organization’s financial performance over the prior year.  The Committee considers the annual incentives paid under these programs to be an integral part of the total opportunity provided to executives.

Long-term Incentive Compensation.  Long-term incentive compensation consists of the Stewardship Financial Corporation 1995 Stock Option Plan (the ”Employee Plan”).  Recommendations for stock option awards are made by the Compensation Committee, which then makes recommendations to the entire Board of Directors for final action. The Compensation Committee meets to evaluate meritorious performance of all officers and employees for consideration to receive stock options.

The Compensation Committee makes awards based upon the following criteria: (i) position of the officer or employee in the Bank; (ii) the benefit that the Bank has derived as a result of the efforts of the award candidate under consideration; and (iii) the Bank’s desire to encourage long term employment of the award candidate.

The Committee did not award any stock options during 2006.  Although the Committee believes that stock options and other equity-based incentive compensation are a valuable means to align executive officers with shareholder interests and motivate management to increase shareholder value in the long term, the Compensation Committee believes the current distribution of stock options among executive officers is sufficient to achieve these goals.  The Corporation does not have any policy or practice of coordinating stock option grants with the release of material non-public information.

Profit Sharing Plan and 401(k) Plan.  The Corporation has a noncontributory profit sharing plan which covers all eligible employees.  Employees are considered eligible if they have been employed for one full year and have worked 1,000 hours in the prior plan year.  Balances vest 20% per year for five years.  Contributions are determined by the Corporation’s Board of Directors based on the earnings performance of the Corporation.  Contributions are allocated to eligible employees based on their salary level.

The Corporation also offers a 401(k) plan which covers all eligible employees.  Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code.  The Corporation, on an annual basis, may elect to match 50% of the participant’s first 5% contribution.

Benefits, Perquisites and Other Personal Benefits.  The executive officers participate in employee benefit programs available to other employees.   Perquisites, such as Corporation and Bank automobiles and their related expenses and auxiliary insurance benefits, which the Board of Directors of the Bank may approve from time to time, are determined and awarded pursuant to evaluation under the same criteria used to establish base salary.

2007 Executive Compensation Decisions

The Compensation Committee met in March, 2007 to consider the base salary being offered to the Senior Commercial Loan Officer.  Based on annual performance and published compensation surveys, Timothy Madden’s base salary was increased by 4%.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis included herein and provided pursuant to Item 402(b) of Regulation S-K.

Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:

Compensation Committee
Robert J. Turner, Chairperson
Margo Lane
Arie Leegwater
Abe Van Wingerden

SENIOR EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position
Paul Van Ostenbridge	54	President and Chief Executive Officer
Julie E. Holland	47	Senior Vice President and Treasurer
Timothy G. Madden	57	Senior Vice President

Officers are not appointed for fixed terms.  Biographical information for our current officers who are not also directors follows.

Julie E. Holland, age 47, has served as Senior Vice President and Treasurer of the Corporation since 2005 and was Vice President and Treasurer of the Corporation from 1997 until 2005.   Ms. Holland joined the Bank in 1994 and has been Senior Vice President and Treasurer since 2005 and was Vice President and Treasurer of the Bank from 1997 until 2005.

Timothy G. Madden, age 57, has served as Senior Vice President of the Corporation since 2005 and was Vice President of the Corporation from 2002 until 2005.  Mr. Madden joined the Bank in 2001 and has served as its Senior Vice President since 2005 and was Vice President from 2001 until 2005.  From 1989 until 2001, Mr. Madden served as a Vice President of Private Banking at Summit Bank.  Mr. Madden has over 30 years experience in credit, sales and management in the commercial banking field.

Executive Compensation

Summary Compensation Table

This table sets forth information regarding the elements of the compensation we paid to our principal executive officer, principal financial officer and three other most highly compensated executive officers (collectively the “NEOs”) for fiscal 2006.

Name and Principal Position	Salary ($) (a)	Non-Equity Incentive Plan Compen- sation ($) (b)	Deferred Compen- sation ($) (c)	All Other Compen- sation ($)	Total ($)
Paul Van Ostenbridge President and Chief Executive Officer	248,719	28,000	55,176	12,753	344,648 (d)
Julie E. Holland Senior Vice President and Treasurer	103,860	8,750	22,193	4,000	138,803 (e)
Timothy G. Madden Senior Vice President and Senior Commercial Loan Officer	132,035	10,500	21,589	10,526	174,650 (f)
Raymond Santhouse Vice President and Regional Branch Administrator	93,974	5,000	17,691	10,171	126,836 (g)
Robert Vliet Vice President and Consumer Loan Manager	97,974	8,000	195	10,139	116,308 (h)

(a)Salary includes overtime and commissions, if paid.
(b)Includes bonuses earned through the Executive Comp Plan and accrued during 2006, which were paid in the first quarter of 2007.
(c)Includes amounts paid for 401(K) and profit sharing contributions and earnings on profit sharing balances for 2006.

(d)The amounts disclosed for Mr. Van Ostenbridge for fiscal 2006 includes life insurance and long term disability payments of $1,370, medical and vision insurance contributions of $5,996 and the imputed car allowance of $5,387.

(e)The amounts disclosed for Ms. Holland for fiscal 2006 includes life insurance and long term disability payments of $914 and medical insurance contributions of $3,086.
(f)The amounts disclosed for Mr. Madden for fiscal 2006 includes life insurance and long term disability payments of $1,171 and medical and vision insurance contributions of $9,355.
(g)The amounts disclosed for Mr. Santhouse for fiscal 2006 includes life insurance and long term disability payments of $816 and medical and vision insurance contributions of $9,355.
(h)The amounts disclosed for Mr. Vliet for fiscal 2006 includes life insurance and long term disability payments of $784 and medical and vision insurance contributions of $9,355.

Outstanding Equity Awards at Fiscal Year-end

This table sets forth information as to unexercised options that were held by the NEOs at December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Paul Van Ostenbridge President and Chief Executive Officer	32,063 4,653 5,318 5,628 1,620	3.98 4.51 6.09 6.75 12.96	05-20-07 02-20-08 02-22-09 02-15-10 07-15-13
Julie E. Holland Senior Vice President and Treasurer	6,473 2,326 1,329 1,407 810	3.98 4.51 6.09 6.75 12.96	05-20-07 02-20-08 02-22-09 02-15-10 07-15-13
Timothy G. Madden Senior Vice President and Senior Commercial Loan Officer	810	12.96	07-15-13
Raymond Santhouse Vice President and Regional Branch Administrator	226 486	6.75 12.96	02-15-10 07-15-13
Robert Vliet Vice President and Consumer Loan Manager	0	0.00

Option Exercises and Stock Vested

There were no options exercised by the NEOs during 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has made loans to its directors and executive officers and,  assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans.  These loans have all been made in the ordinary course of banking business and, in compliance with Federal Reserve Bank Regulation O, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

During 2006, The Bank and its residential and commercial mortgage customers paid $115,448 for legal services to the law firm of Hanse and Hanse whose partner is Mr. Hanse, a director of the Corporation.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of the Corporation’s Common Stock as of March 23, 2007, by (i) each person who is known by the Corporation to own beneficially more than 5% of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Corporation, (iii) each senior executive officer of the Corporation named in the Summary Compensation Table and (iv) all directors and executive officers of the Corporation as a group.  Other than as set forth in this table, the Corporation is not aware of any individual or group, which holds in excess of 5% of the outstanding Common Stock.  The percentage of beneficial ownership is based on 5,019,729 shares of Common Stock outstanding as of March 23, 2007.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Class
William Almroth (3)	256,131	5.10%
Harold Dyer (4)	43,181	*
William C. Hanse (5)	121,106	2.41%
Margo Lane (6)	48,450	*
Arie Leegwater (7)	54,744	1.09%
John L. Steen (8)	104,763	2.09%
Robert J. Turner (9)	132,672	2.64%
William J. Vander Eems (10)	196,881	3.92%
Paul Van Ostenbridge (11)	74,051	1.46%
Abe Van Wingerden (12)	229,653	4.57%
Michael Westra (13)	8,684	*
Howard R. Yeaton Jr. (14)	7,335	*
Julie E. Holland (15)	17,289	*
Timothy G. Madden (16)	6,026	*
5% Shareholders, Directors and Executive Officers of the Corporation and Bank as a group (14 persons)	1,300,966	25.52%

*      Indicates less than 1% of the outstanding shares of the Corporation’s Common Stock.

(1)    Unless noted, the address of each shareholder is c/o Stewardship Financial Corporation, 630 Godwin Avenue, Midland Park, New Jersey 07432-1405.

(2)    Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  They also include shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Corporation’s Dividend Reinvestment Plan.

(3)    Includes 145,304 shares held by Mr. Almroth’s spouse in her own name.  Mr. Almroth’s address is 210 Totowa Road, Wayne, New Jersey, 07470.

(4)    Includes 1,050 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.

(5)    Includes 33,569 shares held jointly by Mr. Hanse and his spouse; 10,475 shares held by Mr. Hanse’s spouse in her own name; and 1,050 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.  Mr. Hanse disclaims beneficial ownership of the common stock held by his spouse.

(6)    Includes 11,706 shares held jointly by Mrs. Lane and her spouse; 800 shares held by Mrs. Lane’s spouse as custodian for their children; and 1,050 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.  Mrs. Lane disclaims beneficial ownership of the common stock held by her spouse.

(7)    Includes 14,686 shares held jointly by Mr. Leegwater and his spouse; 22,967 shares held by trusts of which Mr. Leegwater is the trustee; and 1,050 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.  Mr. Leegwater disclaims beneficial ownership of the common stock owned by his spouse.

(8)    Includes 1,050 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.

(9)    Includes 26,168 shares held jointly by Mr. Turner and his spouse; 3,395 shares held by Mr. Turner’s spouse in her own name; and 1,050 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.  Mr. Turner disclaims beneficial ownership of the common stock held by his spouse.

(10)  Includes 40,146 shares held by Mr. Vander Eems’ spouse in her own name; 15,583 shares held by Mr. Vander Eems as custodian for his child; and 1,050 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.  Mr. Vander Eems disclaims beneficial ownership of the common stock held by his spouse.

(11)  Includes 722 shares held by Mr. Van Ostenbridge’s immediate family members and 49,281 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.

(12)  Includes 182,819 shares held by Mr. Van Wingerden and his spouse.    Includes 1,050 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.  Mr. Van Wingerden disclaims beneficial ownership of the common stock held by his spouse.

(13)  Includes 3,730 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.

(14)  Includes 325 shares shares held by Mr. Yeaton and his spouse.  Includes 3,730 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.

(15)  Includes 12,345 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.

(16)  Includes 810 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2007.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Corporation’s financial reporting process.  We meet with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee.  We also meet with management periodically to consider the adequacy of the Corporation’s internal controls and the objectivity of its financial reporting.  We discuss these matters with the independent auditors, internal auditors and appropriate financial personnel of the Corporation.

The directors who serve on the committee are all “independent” for the purposes of Rule 4200(a)(15) of the NASDAQ’s listing standards.  That is, the Board of Directors has determined that none of us has a relationship with the Corporation and the Bank that may interfere with our independence from the Corporation and its management.

Management has primary responsibility for the Corporation’s financial statements and the overall reporting process, including the Corporation’s system of internal controls.  The independent auditors audit the financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations, and cash flows of the Corporation in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

This year, we reviewed the Corporation’s audited financial statements and met with both management and Crowe Chizek and Company LLC, the Corporation’s independent auditors, to discuss those financial statements.  Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with Crowe Chizek and Company LLC the written disclosure and the letter required by Independence Standards Boards No. 1 (Independence Discussions with Audit Committees).  These items relate to that firm’s independence from the Corporation.  We also discussed with Crowe Chizek and Company LLC any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by:

Audit Committee

Harold Dyer, Chairman
John L. Steen
Michael Westra, CPA
Howard Yeaton, CPA

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of the Corporation and the Bank has recommended the engagement of Crowe Chizek and Company LLC to act as independent public accountants for the Corporation and the Bank for the fiscal year ending 2007.  Crowe Chizek and Company LLC also served as the independent public accountants for the Corporation and the Bank for the fiscal year ending 2006.

Crowe Chizek and Company LLC has advised the Corporation that one or more of its representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

On March 10, 2006, the Audit Committee of the Corporation dismissed KPMG LLP (“KPMG”) as its independent public accountants. In connection therewith, KPMG agreed to complete the audit of the Corporation’s financial statements for the fiscal year ended December 31, 2005.  KPMG completed the audit of the financial statements for the fiscal year ended December 31, 2005 on March 29, 2006, and was terminated by the Corporation on that date.

On March 10, 2006, the Audit Committee of the Corporation approved the engagement of Crowe Chizek and Company LLC as the Corporation’s independent public accountants.

During the Corporation’s two most recent fiscal years and the subsequent period through March 10, 2006, neither the Corporation nor anyone acting on the Corporation’s behalf consulted with Crowe regarding: (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on SFC’s financial statements, or (2) any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

In connection with the audits of the Corporation’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 and the subsequent period through March 10, 2006, there were: (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) no reportable events.  Further, the audit reports of KPMG in SFC’s consolidated financial statements as of and for the years ending December 31, 2005 and 2004 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Fees Billed by Independent Auditors  During Fiscal Year 2006 and Fiscal Year 2005

Aggregate fees for the fiscal years ending December 31, 2006 and December 31, 2005, billed by the Corporation’s principal accounting firms, Crowe Chizek and Company LLC (“Crowe”)and KPMG LLP (“KPMG”), respectively, were as follows:

	Crowe		KPMG
	2006		2005
Audit Fees	$64,000		$95,000
Audit Related Fees	$5,010	(a)	$0
Tax Fees	$0		$24,750
All other Fees	$0		$0

(a)  Audit related fees were for additional work completed for the review of the sale of the credit card portfolio, completed in the fourth quarter of 2006 and for review of deferred taxes and tax accruals.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may pre-approve particular services on a case-by-case basis.  For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.  All audit and permissible non-audit services provided by Crowe Chizek and Company LLP and KPMG LLP to the Corporation for the fiscal years ended 2006 and 2005, respectively were approved by the Audit Committee.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required by regulation of the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2006, all filing requirements applicable to its officers, directors and greater than 10% shareholders were timely met.

ANNUAL REPORT ON FORM 10-K

The Corporation will furnish without charge its annual report on Form 10-K upon receipt of your written request therefore.  Requests should be sent to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

SHAREHOLDER PROPOSALS

Shareholders who wish to present proposals to be included in the Corporation’s 2008 proxy materials must submit such proposals to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432 by December 6, 2007. For any proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit the Corporation to exercise discretionary voting authority to the extent conferred by proxy if the Corporation: (1)  receives notice of the proposal before February 19, 2008 and advises shareholders in the 2008 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) does not receive notice of the proposal before February 19, 2008.  Notices of intention to present proposals at the 2008 Annual Meeting should be submitted to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting; however, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY STEWARDSHIP FINANCIAL CORPORATION	For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2007	1. To elect the following nominees for election as directors:	☐	☐	☐
The undersigned hereby appoints Janet Braen, Robert Galorenzo, and Ralph Wiegers, and each of them, with full power of substitution, as proxies for the undersigned to attend the annual meeting of shareholders of Stewardship Financial Corporation (the “Corporation”), to be held at the Christian Health Care Center, Mountain Avenue entrance, Wyckoff, New Jersey 07481, on May 8, 2007, at 7:00 p.m., or any adjournment thereof, and to vote the number of shares of Common Stock of the Corporation that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

Harold Dyer
Abe Van Wingerden
Michael Westra
Howard Yeaton

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
	2. To ratify the appointment of Crowe Chizek and Company LLC as the Corporation’s independent auditors for the fiscal year ending December 31, 2007.	☐	☐	☐

The Proxies will vote as specified herein or, if a choice is not specified, they will vote “FOR” the proposal set forth above. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

This Proxy is solicited by the Board of Directors of the Corporation.

When shares are held by two or more persons as joint tenants, both or all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.	Date
Shareholder sign here Co-holder (if any) sign here

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

STEWARDSHIP FINANCIAL CORPORATION

PLEASE ACT PROMPTLY SIGN, DATE &MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.